Citigroup Funding Inc.	May 27, 2011 Medium-Term Notes, Series D No. 2011-MTNDG0050 Registration Statements Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Market-Linked Notes Based on the Price of Gold due June 27, 2018

Market-Linked Notes offer investors exposure to gold, which we refer to as the underlying commodity, and provide for the repayment of principal at maturity, subject to the issuer’s credit risk.  The return on the notes is based on the price of gold, which we refer to as the commodity price, both (i) on each trading day during the valuation period; and (ii) on the valuation date, each as defined below. The notes are designed for investors who are willing to forgo market interest rates and the potential for participation in any appreciation of the underlying commodity upon the occurrence of a fixing event described below in exchange for the repayment of principal at maturity together with a minimum 7% aggregate (or 1% per annum) return over the 7-year tenor of the notes.  The notes are senior unsecured obligations of Citigroup Funding Inc. and any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company, and are subject to the credit risk of Citigroup Inc.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.
Issue price:	$1,000 per note (see “Underwriting fee and issue price” below)
Principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	June , 2011 (expected to price on or about June 27, 2011)
Original issue date:	June , 2011 (two business days after the pricing date)
Valuation date:	June 22, 2018, subject to postponement for non-trading days and certain market disruption events.
Maturity date:	June 27, 2018
Underlying commodity:	Gold
Payment at maturity per note:	▪ $1,000 + note return amount In no event will the payment at maturity be greater than $2,000 to $2,250 per note (to be determined on the pricing date) or less than $1,070 per note.
Note return amount:	▪ If a fixing event does not occur: $1,000 × the greater of (i) the commodity return percentage and (ii) 7%; ▪ If a fixing event occurs: $1,000 × 28%.
Fixing event:	A fixing event will occur if the commodity price on any trading day during the valuation period is greater than the upside threshold price.
Upside threshold price:	Expected to be 200% to 225% of the initial commodity price. The actual upside threshold price will be determined on the pricing date.
Valuation period:	The period from but excluding the pricing date to and including the valuation date.
Commodity return percentage:	(final commodity price – initial commodity price) / initial commodity price
Initial commodity price:	$ , the commodity price on the pricing date
Final commodity price:	The commodity price on the valuation date
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

CUSIP:	1730T0MQ9
ISIN:	US1730T0MQ93
Listing:	The notes will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per note	$1,000.00	$35.00	$965.00
Total	$	$	$
(1) The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $990.00 per note.  You should refer to “Fact sheet—Fees and selling concessions” and “Syndicate information” for more information.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $35.00 for each note sold in this offering. Selected dealers affiliated with Citigroup Global Markets, including Morgan Stanley Smith Barney LLC, Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, and their financial advisors will collectively receive from Citigroup Global Markets a selling concession of $35.00 from this underwriting fee for each note they sell. Selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $35.00 for each note they sell. See “Fact sheet—Fees and selling concessions.”
You should read this document together with the related pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement filed on May 27, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095010311002102/dp22842_424b2-0050.htm

Prospectus and Prospectus Supplement filed on May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

Market-Linked Notes Based on the Price of Gold due June 27, 2018

Investment Overview
Market-Linked Notes
The Market-Linked Notes Based on the Price of Gold due June 27, 2018 (the “notes”) can be used by investors:
■
To gain a similar exposure to the underlying commodity in a moderately bullish scenario in which a fixing event has not occurred and the final commodity price is greater than the initial commodity price without actually owning the underlying commodity or futures or forward contracts on the underlying commodity;

■	Who are seeking a minimum return per note at maturity of $1,070 per note; and
■	Are willing to forgo market interest rates that would have been otherwise payable on 7-year debt issued by the issuer (and guaranteed by Citigroup Inc.).

Maturity:	7 years
Payment at maturity per note:	$1,000 plus the note return amount
Minimum payment at maturity:	$1,070 per note (107% of the principal amount)
Maximum payment at maturity:	$2,000 to $2,250 per note (to be determined at the pricing date). However, if a fixing event occurs, the maximum payment at maturity will equal $1,280, regardless of the final commodity price.
Coupon:	None

Underlying Commodity Overview

The commodity price to which the return on the notes is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery.

Information as of market close on May 26, 2011:

Bloomberg Ticker Symbol*:	GOLDLNPM
Current Commodity Price:	$1,518.50
52 Weeks Ago (on 5/27/2010):	1,211.00
52 Week High (on 5/4/2011):	1,541.00
52 Week Low (on 7/27/2010):	1,157.00

*The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price on any trading day will be determined based on the price published by the LBMA.

Gold – Daily Commodity Prices January 3, 2006 to May 26, 2011

May 2011	Page 2

Citigroup Funding Inc.

Market-Linked Notes Based on the Price of Gold due June 27, 2018

Key Investment Rationale

Subject to the credit risk of Citigroup Inc., at maturity you will receive for each note you hold a payment equal to $1,000 plus a note return amount that depends on (i) whether a fixing event occurs and (ii) if no fixing event has occurred, the final commodity price. The notes are designed for investors with a moderately bullish outlook on the underlying commodity who are willing to forgo market interest rates in exchange for the repayment of principal at maturity together with a minimum 7% aggregate (or 1% per annum) return over the 7-year tenor of the notes.

Payment Scenario 1
A fixing event does not occur, and the final commodity price is equal to the upside threshold price (assumed for this scenario to be 200% of the initial commodity price). The investor will receive a payment at maturity of $2,000 per note.

Payment Scenario 2	A fixing event does not occur, and the final commodity price is equal to or less than 107% of the initial commodity price. The investor will receive a payment at maturity of $1,070 per note.

Payment Scenario 3
A fixing event occurs, and the final commodity price is greater than the initial commodity price.  The investor will receive a payment at maturity of $1,280 per note regardless of the amount of appreciation in the commodity price on the valuation date.

Payment Scenario 4
A fixing event occurs, and the final commodity price is less than the initial commodity price.  The investor will receive a payment at maturity of $1,280 per note regardless of the depreciation in the commodity price on the valuation date.

Summary of Selected Key Risks (see page 9)

■	The return on the notes is linked to the performance of the underlying commodity.

■	Potential for a lower effective yield.

■	The return on your investment in the notes will be limited in certain cases.

■	If the commodity price does not exceed the upside threshold price during the valuation period, your return on the notes will depend on the final commodity price.

■	Secondary market sales of the notes may result in a loss of principal.

■	The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the notes.

■	Investing in the notes is not equivalent to investing in the underlying commodity.

■	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

■	The notes will not be regulated by the Commodity Futures Trading Commission.

■	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the notes.

■	There are risks relating to trading of commodities on the London Bullion Market Association.

■	The historical performance of the underlying commodity is not an indication of the future performance of the underlying commodity.

■	The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

■	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

■	The notes will not be listed on any securities exchange and secondary trading may be limited.

■	The calculation agent, which is an affiliate of ours, will make determinations with respect to the notes.

■	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes.

May 2011	Page 3

Citigroup Funding Inc.

Market-Linked Notes Based on the Price of Gold due June 27, 2018

Fact Sheet

The notes offered are senior unsecured obligations of Citigroup Funding Inc.  Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.  The notes will pay no interest and have the terms described in this offering summary and the related pricing supplement, prospectus supplement and prospectus. Subject to the credit risk of Citigroup Inc., at maturity, we will pay the principal amount of $1,000 per note plus a note return amount based on the performance of the underlying commodity. All payments due on the notes are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing date	Original issue date (settlement date)	Maturity date
June , 2011 (expected to price on or about June 27, 2011)	June , 2011 (two business days after the pricing date)	June 27, 2018

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the notes, including the repayment of principal, are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.
Issue price:	$1,000 per note (see “Underwriting fee and issue price” below)
Principal amount:	$1,000 per note.
Aggregate principal amount:	$
Pricing date:	June , 2011 (expected to price on or about June 27, 2011)
Original issue date:	June , 2011 (two business days after the pricing date)
Valuation date:	June 22, 2018, subject to postponement for non-trading days and certain market disruption events.
Maturity date:	June 27, 2018
Underlying commodity:	Gold
Payment at maturity:	▪ $1,000 + note return amount In no event will the payment at maturity be greater than $2,000 to $2,250 per note (to be determined on the pricing date) or less than $1,070 per note.
Note return amount:	▪ If a fixing event does not occur: $1,000 × the greater of (i) the commodity return percentage and (ii) 7%; ▪ If a fixing event occurs: $1,000 × 28%.
Fixing event:	A fixing event will occur if the commodity price on any trading day during the valuation period is greater than the upside threshold price.
Upside threshold price:	Expected to be 200% to 225% of the initial commodity price. The actual upside threshold price will be determined on the pricing date.
Valuation period:	The period from but excluding the pricing date to and including the valuation date.
Commodity return percentage:	(final commodity price – initial commodity price) / initial commodity price
Initial commodity price:	$ , the commodity price on the pricing date
Final commodity price:	The commodity price on the valuation date
Commodity price:
For any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

For purposes of determining whether a fixing event has occurred, meaning whether the commodity price has reached the upside threshold price on any trading day during the valuation period, we will disregard trading days on which a market disruption event occurs and will use closing level monitoring, which means that the commodity price will be calculated only once on each trading day based on the fixing price published by the relevant exchange on such day.

Interest:	None

May 2011	Page 4

Citigroup Funding Inc.

Market-Linked Notes Based on the Price of Gold due June 27, 2018

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	1730T0MQ9
ISIN:	US1730T0MQ93
Certain U.S. federal income tax considerations:
We and, by purchasing the notes, each holder agree to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes.  Assuming this treatment, U.S. holders will generally be required to recognize interest income at a “comparable yield,” determined by us at the time the notes are issued.  Generally, amounts received at maturity or on earlier sale or exchange in excess of a U.S. holder’s basis will be treated as additional interest income.  Special rules will apply if a fixing event occurs.  U.S. holders should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying pricing supplement and consult their tax advisers regarding the application of these rules.

Under current law, non-U.S. holders generally will not be subject to U.S. federal income or withholding tax with respect to interest paid and amounts received on the sale, exchange or retirement of the notes, provided they fulfill certain certification requirements.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying pricing supplement for more information.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the notes by trading in futures contracts on the underlying commodity as well as in other instruments, such as options and/or swaps related to the underlying commodity. Our affiliates also trade in the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general commodity trading, proprietary trading and other businesses.  This hedging activity on, or prior to, the pricing date could potentially have an adverse impact on the initial commodity price and the commodity prices during the term of the notes and, therefore, the market value of the notes. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the accompanying pricing supplement related to this offering of notes.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the notes as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the notes or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying pricing supplement related to this offering for more information.

May 2011	Page 5

Citigroup Funding Inc.

Market-Linked Notes Based on the Price of Gold due June 27, 2018

Fees and selling concessions:
Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $35.00 for each note sold in this offering. Selected dealers affiliated with Citigroup Global Markets, including Morgan Stanley Smith Barney LLC, Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, and their financial advisors will collectively receive from Citigroup Global Markets a selling concession of $35.00 from this underwriting fee for each note they sell. Selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $35.00 for each note they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement related to this offering of notes.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying pricing supplement related to this offering of notes.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per note may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by a particular investor according to the following chart.

Syndicate Information
Aggregate Principal Amount of Notes for Any Single Investor	Price to Public per Note	Underwriting Fee per Note	Selling Concession per Note
< $1,000,000	$1,000.00	up to $35.00	up to $35.00
≥ $1,000,000 and < $3,000,000	$995.00	up to $30.00	up to $30.00
≥ $3,000,000 and < $5,000,000	$992.50	up to $27.50	up to $27.50
≥ $5,000,000	$990.00	up to $25.00	up to $25.00

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes. We encourage you to read the accompanying pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2011	Page 6

Citigroup Funding Inc.

Market-Linked Notes Based on the Price of Gold due June 27, 2018

Hypothetical Payout on the Notes

The examples of hypothetical payments at maturity set forth below are intended to illustrate the effect of different final commodity prices, depending on (i) whether a fixing event occurs and (ii) the final commodity price. All of the hypothetical examples assume an initial commodity price of $1,500 and an upside threshold price of $3,000 (200% of the initial commodity price).

The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to a purchaser of the notes.  The numbers appearing in the following table and in the examples on the following page have been rounded for ease of analysis.

		If a Fixing Event Occurs		If a Fixing Event Does Not Occur
Final commodity price	Commodity return percentage	Payment at maturity	Return on notes	Payment at maturity	Return on notes
$4,500	200.00%	$1,280	28%	N/A	N/A
$4,125	175.00%	$1,280	28%	N/A	N/A
$3,750	150.00%	$1,280 (C)	28%	N/A	N/A
$3,375	125.00%	$1,280	28%	N/A	N/A
$3,000	100.00%	$1,280	28%	$2,000 (A)	100.00%
$2,625	75.00%	$1,280	28%	$1,750	75.00%
$2,250	50.00%	$1,280	28%	$1,500	50.00%
$1,875	25.00%	$1,280	28%	$1,250	25.00%
$1,725	15.00%	$1,280	28%	$1,150	15.00%
$1,650	10.00%	$1,280	28%	$1,100	10.00%
$1,605	7.00%	$1,280	28%	$1,070	7.00%
$1,575	5.00%	$1,280	28%	$1,070	7.00%
$1,500	0.00%	$1,280	28%	$1,070	7.00%
$1,425	-5.00%	$1,280 (D)	28%	$1,070	7.00%
$1,350	-10.00%	$1,280	28%	$1,070	7.00%
$1,275	-15.00%	$1,280	28%	$1,070	7.00%
$750	-50.00%	$1,280	28%	$1,070 (B)	7.00%
$375	-75.00%	$1,280	28%	$1,070	7.00%
$0	-100.00%	$1,280	28%	$1,070	7.00%

Example A: A fixing event does not occur over the term of the notes, and the final commodity price is $3,000.  The note return amount per note is equal to $1,000 times the commodity return percentage, calculated as follows:

Commodity return percentage	=	(final commodity price – initial commodity price) / initial commodity price
	=	($3,000 – $1,500) / $1,500
	=	100%
Note return amount	=	stated principal amount x the greater of (i) commodity return percentage and (ii) 7%
	=	$1,000 x 100%
	=	$1,000
Payment at maturity	=	stated principal amount + note return amount
	=	$1,000 + $1,000
	=	$2,000
Payment at maturity = $2,000 (see (A) in the chart above)

May 2011	Page 7

Citigroup Funding Inc.

Market-Linked Notes Based on the Price of Gold due June 27, 2018

Example B:  A fixing event does not occur over the term of the notes, and the final commodity price is $750.  The note return amount per note is equal to $1,000 times 7%, calculated as follows:

Commodity return percentage	=	(final commodity price – initial commodity price) / initial commodity price
	=	($750 – $1,500) / $1,500
	=	-50%
Note return amount	=	stated principal amount x the greater of (i) commodity return percentage and (ii) 7%
	=	$1,000 x 7%
	=	$70
Payment at maturity	=	stated principal amount + note return amount
	=	$1,000 + $70
	=	$1,070
Payment at maturity = $1,070 (see (B) in the chart above)

Example C:  A fixing event occurs, and the final commodity price is $3,750.  Because a fixing event has occurred, the note return amount per note is equal to $1,000 times 28%, calculated as follows:

Commodity return percentage	=	(commodity price – initial commodity price) / initial commodity price
	=	($3,750 – $1,500) / $1,500
	=	150%
Note return amount	=	stated principal amount x 28%
	=	$1,000 x 28%
	=	$280
Payment at maturity	=	stated principal amount + note return amount
	=	$1,000 + $280
	=	$1,280
Payment at maturity = $1,280 (see (C) in the chart above)

In this example, the return on the notes is fixed at 28%, even though the commodity return percentage is 150%, because a fixing event has occurred.

Example D:  A fixing event occurs, but the underlying commodity depreciates subsequently and the final commodity price is $1,425.  Because a fixing event has occurred, the note return amount per note is equal to $1,000 times 28%, calculated as follows:

Commodity return percentage	=	(commodity price – initial commodity price) / initial commodity price
	=	($1,425 – $1,500) / $1,500
	=	-5%
Note return amount	=	stated principal amount x 28%
	=	$1,000 x 28%
	=	$280
Payment at maturity	=	stated principal amount + note return amount
	=	$1,000 + 280
	=	$1,280
Payment at maturity = $1,280 (see (D) in the chart above)

In this example, the return on the notes is fixed at 28%, even though the underlying commodity depreciates and results in a negative commodity return percentage, because a fixing event has occurred during the term of the notes.

May 2011	Page 8

Citigroup Funding Inc.

Market-Linked Notes Based on the Price of Gold due June 27, 2018

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors Relating to the Notes” in the accompanying pricing supplement related to this offering and “Risk Factors” in the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

■
The return on the notes is linked to the performance of the underlying commodity. The return on the notes at maturity is linked to the performance of the underlying commodity over the term of the notes and will depend on (i) whether a fixing event occurs and (ii) the final commodity price. If a fixing event has not occurred over the term of the notes and the commodity price depreciates or does not appreciate by more than 7% on the valuation date, the return on notes will be as low as 7% of the stated principal amount over the 7-year investment (equivalent to 1% per annum).  If a fixing event has not occurred and the underlying commodity appreciates more than 7% on the valuation date, the return on your notes will be based on the commodity return percentage. If a fixing event has occurred, the return on your notes will be fixed at 28% (equivalent to 4% per annum).

■
Potential for a lower effective yield. The notes do not pay any periodic interest. As a result, if a fixing event has not occurred and the commodity price depreciates or does not appreciate sufficiently on the valuation date, or if a fixing event has occurred, resulting in a fixed return of 28% (equivalent to 4% per annum) the effective yield on the notes may be at a rate lower than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

■
The return on your investment in the notes will be limited in certain cases. If a fixing event occurs, the payment at maturity on your notes will be fixed at $1,280 per note.  This means that the return on your notes will be fixed at 28% (equivalent to 4% per annum) upon the occurrence of a fixing event, even if the commodity price has appreciated beyond 28% on the valuation date.  You will have lost the potential to participate in the appreciation of the underlying commodity in this case.

■
If the commodity price does not exceed the upside threshold price during the valuation period, your return on the notes will depend on the final commodity price.  If a fixing event does not occur, your return will depend on the commodity price as of the valuation date, regardless of whether the commodity price has been greater than the final commodity price on any other trading days during the term of the notes.

■
Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. The market value of the notes may fluctuate, and if you sell your notes in the secondary market prior to maturity, you may receive less than your initial investment.

■
The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the notes, to pay all amounts due on the notes, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The notes are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the notes.

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Investing in the notes is not equivalent to investing in the underlying commodity. Investing in the notes is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.  The return on the notes will not reflect the return you would realize if you actually owned the underlying commodity or futures or forward contracts on the underlying commodity.  For example, if a fixing event occurs, the payment at maturity on the notes will be fixed at $1,280 regardless of the actual commodity price on the valuation date.  Moreover, by purchasing the notes, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.

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Investments linked to commodities are subject to sharp fluctuations in commodity prices. Investments, such as the notes, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the commodity price and the value of the notes in varying and potentially inconsistent ways.

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global

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Citigroup Funding Inc.

Market-Linked Notes Based on the Price of Gold due June 27, 2018

monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.  The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals.  From time to time, above-ground inventories of gold may also influence the market.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.

As a result of these or other factors, the commodity price may be, and has recently been, highly volatile.  See “—Information about the Underlying Commodity.”

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The notes will not be regulated by the Commodity Futures Trading Commission (the “CFTC”). The notes will not be regulated by the CFTC.  You will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

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Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the commodity price and, therefore, the value of the notes.

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There are risks relating to trading of commodities on the London Bullion Market Association. Gold is traded on the London Bullion Market Association, which we refer to as the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market that operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a day or over a period of days.

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The historical performance of the underlying commodity is not an indication of the future performance of the underlying commodity. The historical performance of the underlying commodity, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying commodity during the term of the notes. Changes in the price of the underlying commodity will affect the trading price of the notes, but it is impossible to predict whether the value of the underlying commodity will fall or rise.

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The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest. We believe that the value of your notes in the secondary market will be affected by the supply of, and demand for, the notes, the commodity price and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following bullets describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant:

•
the market price for the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of commodity prices and futures contract prices;

•	whether or not a fixing event has occurred;

•	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

•	interest and yield rates in the market;

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and that may affect the price of the underlying commodity;

•	the time remaining until the maturity of the notes; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely

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Market-Linked Notes Based on the Price of Gold due June 27, 2018

be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

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The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

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The calculation agent, which is an affiliate of the ours, will make determinations with respect to the notes. Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the number of accrual days and the payment that you will receive on each interest payment date, upon early redemption or at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the closing value in the event of discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the notes. Citigroup Global Markets and other affiliates of ours will carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity as well as in other instruments, such as options and/or swaps related to the underlying commodity. Our affiliates also trade in the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially have an adverse impact on the initial commodity price and the commodity price on each day during the valuation period and, accordingly, the payment an investor will receive at maturity.

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Citigroup Funding Inc.

Market-Linked Notes Based on the Price of Gold due June 27, 2018

Historical Information

The following table sets forth the published high and low daily fixing prices of the underlying commodity, as well as the end-of-quarter prices of the underlying commodity, for each calendar quarter in the period from January 3, 2006 to May 26, 2011.  The commodity price on May 26, 2011 was $1,518.50. We obtained these commodity prices and other information below from Bloomberg Financial Markets, without independent verification. The underlying commodity experiences periods of high volatility, and you should not take the historical prices of the underlying commodity as an indication of future performance.

Gold	High	Low	Period End
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter (through May 26, 2011)	1,541.00	1,418.00	1,518.00

Additional Considerations

If a market disruption event occurs on the valuation date, the final commodity price will be determined by the calculation agent in accordance with the procedures described in the accompanying pricing supplement. You should refer to the section “Description of the Notes” in the pricing supplement for more information.

In case of default in payment at maturity of the notes, the notes will bear interest, payable upon demand of the beneficial owners of the notes in accordance with the terms of the notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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Citigroup Funding Inc.